EXHIBIT 99.1

MOTHERS WORKS, INC.

CONTACT:	Edward M. Krell
Chief Operating Officer &
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK ANNOUNCES

APPOINTMENT OF REBECCA MATTHIAS

AS ACTING CHIEF MERCHANDISING OFFICER

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Company Actively Pursuing Candidates for Chief Merchandising Officer Position

Philadelphia, PA, October 29, 2007 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that Rebecca Matthias, the Company’s President and Chief Creative Officer, will immediately assume the additional position of Acting Chief Merchandising Officer on an interim basis while the Company continues the search for its Chief Merchandising Officer.  The Company and David Mangini, the Company’s current Executive Vice President of Merchandising, have agreed that Mr. Mangini will begin his consulting relationship with the Company as per the agreement previously announced related to Mr. Mangini’s planned departure.  Pursuant to this Agreement, Mr. Mangini agreed to serve as a full-time consultant to the Company for up to one year.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of September 30, 2007, Mothers Work operates 1,576 maternity locations, including 781 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.